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As filed with the Securities and Exchange Commission on March 10, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLAINS GP HOLDINGS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	90-1005472 (I.R.S. Employer Identification Number)

333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard McGee
Executive Vice President
333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David P. Oelman
Alan Beck
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A shares representing limited partner interests	17,954,751(1)	$7.67(2)	$137,712,940.17(2)	$13,867.69(2)

(1)
Pursuant to Rule 416(a) under the Securities Act, the number of Class A shares being registered on behalf of the selling shareholders shall be adjusted to include any additional Class A shares that may become issuable as a result of any share distribution, split, combination or similar transaction.

(2)
Pursuant to Rule 457(c) of the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices of our Class A shares on March 8, 2016, as reported on the New York Stock Exchange.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Securities may not be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 10, 2016

PROSPECTUS

17,954,751 Class A Shares

Representing Limited Partner Interests

        This prospectus relates to up to 17,954,751 Class A shares representing limited partner interests in Plains GP Holdings, L.P. that the selling shareholders named in this prospectus may from time to time, in one or more offerings, offer and sell. For a detailed discussion of the selling shareholders, please read "Selling Shareholders."

        The selling shareholders may offer and sell these Class A shares to or through one or more underwriters, dealers or agents, or directly to investors, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these Class A shares and the general manner of offering these Class A shares by the selling shareholders. We may file one or more prospectus supplements that may describe the specific manner in which the selling shareholders will offer the Class A shares and also may add, update or change information contained in this prospectus.

        You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our Class A shares. You should also read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information about us, including our financial statements.

        Our Class A shares are listed on the New York Stock Exchange ("NYSE") under the symbol "PAGP."

        Limited partnerships are inherently different than corporations, and investing in our Class A shares involves a high degree of risk. You should carefully consider the risks relating to investing in our Class A shares and each of the other risk factors described under "Risk Factors" on page 2 of this prospectus before you make an investment in our Class A shares.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Class A shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2016

        You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with additional or different information. If any other person provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document, regardless of the time of delivery of this prospectus or any sale of a security.

        The information in this prospectus is not complete. You should review carefully all of the detailed information appearing in this prospectus, any prospectus supplement, any free writing prospectus relating to this offering and the documents we have incorporated by reference before making any investment decision.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, the selling shareholders may over time, in one or more offerings, offer and sell up to 17,954,751 of our Class A shares.

        We may file one or more prospectus supplements that may describe the specific manner in which the selling shareholders will offer the Class A shares and may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement.

        The following information should help you understand some of the conventions used in this prospectus. All references in this prospectus to:

  •
  "our," "we," "us," "the Partnership" or "Plains GP Holdings, L.P." refer to Plains GP Holdings, L.P., the registrant itself, or to Plains GP Holdings, L.P. and its operating subsidiaries collectively, as the context requires (we currently have no operating activities apart from those of PAA; accordingly, any references in this prospectus to "we," "our" and similar terms describing assets, business characteristics or other related matters refer to PAA's assets, business characteristics or other matters involving PAA's assets and operating activities);

  •
  "PAA" refer to Plains All American Pipeline, L.P. (NYSE: PAA), individually, or to Plains All American Pipeline, L.P. and its operating subsidiaries collectively, as the context requires;

  •
  "PAA GP" refer to PAA GP LLC, the general partner of PAA;

  •
  "AAP" refer to Plains AAP, L.P., which owns a 100% membership interest in PAA GP;

  •
  "GP LLC" refer to Plains All American GP LLC, the general partner of AAP;

  •
  our "general partner" refer to PAA GP Holdings LLC;

  •
  our "partnership agreement" refer to the Amended and Restated Agreement of Limited Partnership of Plains GP Holdings, L.P.;

  •
  "Legacy Owners" refer to owners of AAP immediately prior to our IPO including, but not limited to: PAA Management, L.P.; and certain entities and individuals affiliated with The Energy & Minerals Group ("EMG"), Kayne Anderson Investment Management Inc. ("Kayne Anderson"), and Occidental Petroleum Corporation ("Occidental"). Unless the context requires otherwise, references to Kayne Anderson include KAFU Holdings, L.P., KAFU Holdings (QP), L.P., KAFU Holdings II, L.P., Kayne Anderson MLP Investment Company, Kayne Anderson Energy Development Company and Kayne Anderson Midstream/Energy Fund, Inc.;

  •
  our "Registration Rights Agreement" refer to the Shareholder and Registration Rights Agreement entered into with the Legacy Owners in connection with our initial public offering (our "IPO"); and

  •
  "affiliates" of our general partner do not include the Legacy Owners, other than PAA Management, L.P.

 WHERE YOU CAN FIND MORE INFORMATION

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus or any prospectus supplement, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding any information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are completed:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

  •
  our Current Report on Form 8-K filed on February 2, 2016; and

  •
  the description of our Class A shares contained in our Registration Statement on Form 8-A, filed on October 15, 2013, and any subsequent amendment or report filed for the purpose of updating such description.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Plains GP Holdings, L.P.
Investor Relations
333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100

        Additionally, you may read and copy any documents filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on its Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's website www.sec.gov.

        We also make available free of charge on our website at ir.pagp.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

 FORWARD-LOOKING STATEMENTS

        All statements included in this prospectus, other than statements of historical fact, are forward-looking statements, including but not limited to statements incorporating the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and "forecast," as well as similar expressions and statements regarding our business strategy, plans and objectives for future operations. The absence of such words, expressions or statements, however, does not mean that the statements are not forward-looking. Any such forward-looking statements reflect our current views with respect to future events, based on what we believe to be reasonable assumptions. Certain factors could cause actual results or outcomes to differ materially from the results or outcomes anticipated in the forward-looking statements. The most important of these factors include, but are not limited to:

  •
  our ability to pay distributions to our Class A shareholders;

  •
  our expected receipt of, and amounts of, distributions from Plains AAP, L.P.;

  •
  declines in the volume of crude oil, refined product and NGL shipped, processed, purchased, stored, fractionated and/or gathered at or through the use of our assets, whether due to declines in production from existing oil and gas reserves, failure to develop or slowdown in the development of additional oil and gas reserves, whether from reduced cash flow to fund drilling or the inability to access capital, or other factors;

  •
  the effects of competition;

  •
  failure to implement or capitalize, or delays in implementing or capitalizing, on expansion projects;

  •
  unanticipated changes in crude oil market structure, grade differentials and volatility (or lack thereof);

  •
  environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

  •
  fluctuations in refinery capacity in areas supplied by our mainlines and other factors affecting demand for various grades of crude oil, refined products and natural gas and resulting changes in pricing conditions or transportation throughput requirements;

  •
  the occurrence of a natural disaster, catastrophe, terrorist attack or other event, including attacks on our electronic and computer systems;

  •
  tightened capital markets or other factors that increase our cost of capital or limit our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;

  •
  the currency exchange rate of the Canadian dollar;

  •
  continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business;

  •
  maintenance of PAA's credit rating and ability to receive open credit from suppliers and trade counterparties;

  •
  non-utilization of our assets and facilities;

  •
  weather interference with business operations or project construction, including the impact of extreme weather events or conditions;

  •
  the availability of, and our ability to consummate, acquisition or combination opportunities;

  •
  the successful integration and future performance of acquired assets or businesses and the risks associated with operating in lines of business that are distinct and separate from historical operations;

  •
  increased costs, or lack of availability, of insurance;

  •
  the effectiveness of our risk management activities;

  •
  shortages or cost increases of supplies, materials or labor;

  •
  the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations;

  •
  fluctuations in the debt and equity markets, including the price of PAA's units at the time of vesting under its long-term incentive plans;

  •
  risks related to the development and operation of our assets, including our ability to satisfy our contractual obligations to our customers;

  •
  inability to recognize current revenue attributable to deficiency payments received from customers who fail to ship or move more than minimum contracted volumes until the related credits expire or are used;

  •
  factors affecting demand for natural gas and natural gas storage services and rates;

  •
  general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; and

  •
  other factors and uncertainties inherent in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the storage of natural gas and the processing, transportation, fractionation, storage and marketing of natural gas liquids.

        Other factors described or incorporated by reference herein, as well as factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read "Risk Factors" beginning on page 2 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (File No. 001-36132), which is incorporated in this prospectus by reference, for information regarding risks you should consider before making an investment decision. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

v

ABOUT PLAINS GP HOLDINGS, L.P.

Overview

        We are a Delaware limited partnership formed in July 2013 that has elected to be treated as a corporation for U.S. federal income tax purposes. As of March 8, 2016, our only cash-generating assets consisted of 265,641,573 Class A Units of AAP, which we refer to as AAP Class A units, which represent a 42.6% limited partner interest in AAP (40.6% economic interest including the dilutive effect of the Class B units of AAP (the "AAP management units")). AAP currently owns all of the incentive distribution rights ("IDRs") and an indirect 2% general partner interest in PAA.

        PAA is a publicly traded limited partnership that owns and operates midstream energy infrastructure and provides logistical services for crude oil, natural gas liquids ("NGL"), natural gas and refined products. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. PAA's principal business strategy is to provide competitive and efficient midstream transportation, terminalling, storage, processing, fractionation and supply and logistics services to producers, refiners and other customers. Toward this end, PAA endeavors to address regional supply and demand imbalances for crude oil and NGL in the United States and Canada by combining the strategic location and capabilities of its transportation, terminalling, storage, processing and fractionation assets with its extensive supply, logistics and distribution expertise.

Management of Plains GP Holdings, L.P.

        Our general partner, PAA GP Holdings LLC, manages our operations and activities and is responsible for exercising on our behalf any rights we have as the managing member of GP LLC, including any rights to appoint members to the board of directors of GP LLC. GP LLC has responsibility for managing the business and affairs of PAA and AAP; however, through our rights as the sole and managing member of GP LLC, we effectively control the business and affairs of PAA and AAP.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 333 Clay Street, Suite 1600, Houston, TX 77002 and our telephone number is (713) 646-4100. Our website is located at www.plainsallamerican.com. We make our periodic and current reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

 RISK FACTORS

        An investment in our Class A shares involves a high degree of risk. Before you invest in our Class A shares, you should carefully consider those risks described in our Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-36132), which is incorporated into this prospectus by reference, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our Class A shares. If any such risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our Class A shares could decline, and you could lose all or part of your investment. Please read "Forward-Looking Statements."

 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of Class A shares by the selling shareholders in any offering. We will cause AAP to pay certain expenses, other than underwriting discounts and commissions, associated with the sale of Class A shares by the selling shareholders.

 PRICE RANGE OF CLASS A SHARES AND DISTRIBUTIONS

        As of March 8, 2016, we had 265,641,573 Class A shares outstanding, held by approximately 29,000 shareholders, including Class A shares held in street name. Our Class A shares are traded on the NYSE under the symbol "PAGP." The following table sets forth, for the periods indicated, the high and low sales prices for the Class A shares, as reported on the NYSE Composite Transactions Tape, and quarterly cash distributions declared per Class A share. The last reported sale price of Class A shares on the NYSE on March 8, 2016 was $7.36 per Class A share.

	Class A Share Price Range
			Cash Distributions per Class A Share(1)
	High	Low
2014
First Quarter	$29.00	$24.38	$0.17055
Second Quarter	32.58	27.00	0.18340
Third Quarter	32.26	28.48	0.19075
Fourth Quarter	30.75	22.51	0.20300
2015
First Quarter	$28.96	$24.01	$0.22200
Second Quarter	29.87	25.81	0.22700
Third Quarter	26.64	16.28	0.23100
Fourth Quarter	19.49	7.18	0.23100
2016
First Quarter (through March 8, 2016)	$9.69	$4.72		$(2)

(1)
Represents cash distributions attributable to the quarter and paid within 55 days after the quarter end.

(2)
Cash distributions in respect of the first quarter of 2016 have not been declared or paid.

 OUR CASH DISTRIBUTION POLICY

Our Cash Distribution Policy

        Our partnership agreement requires that, within 55 days after the end of each quarter, we distribute all of our available cash to Class A shareholders of record on the applicable record date.

        Available cash generally means, for any quarter ending prior to liquidation, all cash on hand at the date of determination of available cash for the distribution in respect of such quarter (including expected distributions from AAP in respect of such quarter), less the amount of cash reserves established by our general partner, which will not be subject to a cap, to:

  •
  comply with applicable law or any agreement binding upon us or our subsidiaries (exclusive of PAA and its subsidiaries);

  •
  provide funds for future distributions to shareholders;

  •
  provide for future capital expenditures, debt service and other credit needs as well as any federal, state, provincial or other income tax that may affect us in the future;

  •
  permit us to pay a ratable amount to AAP as necessary to permit AAP to make required capital contributions to PAA to maintain PAA GP's 2% general partner interest upon the issuance of additional partnership securities by PAA; or

  •
  provide for the proper conduct of our business, including with respect to the matters described under "The Partnership Agreement."

        Our available cash also includes cash on hand resulting from borrowings made after the end of the quarter.

Our Sources of Available Cash

        As of March 8, 2016, our only cash-generating assets consisted of our indirect partnership interests in PAA through our 42.6% limited partnership interest in AAP (40.6% economic interest including the dilutive effect of the AAP management units). AAP currently receives all of its cash flows from its direct ownership of all of PAA's IDRs and its indirect ownership of the 2% general partner interest in PAA. Therefore, our cash flow and resulting ability to make distributions will be completely dependent upon the ability of PAA to make distributions to AAP in respect of those partnership interests. The actual amount of cash that PAA, and correspondingly AAP, will have available for distribution will primarily depend on the amount of cash PAA generates from its operations. Also, under the terms of the agreements governing AAP and PAA's debt, they are prohibited from declaring or paying any distribution to unitholders if a default or event of default (as defined in such agreements) exists.

        In addition, the actual amount of cash that PAA and AAP will have available for distribution will depend on other factors, some of which are beyond PAA's or our control, including:

  •
  the level of revenue PAA and AAP are able to generate from their respective businesses;

  •
  the level of capital expenditures PAA or AAP makes;

  •
  the level of PAA's and AAP's operating, maintenance and general and administrative expenses or related obligations;

  •
  the cost of acquisitions, if any;

  •
  PAA's and AAP's debt service requirements and other liabilities;

  •
  PAA's and AAP's working capital needs;

  •
  restrictions on distributions contained in PAA's or AAP's debt agreements and any future debt agreements;

  •
  PAA's and AAP's ability to borrow under their respective revolving credit agreements to make distributions; and

  •
  the amount, if any, of cash reserves established by each of PAA GP and our general partner, in their sole discretion, for the proper conduct of PAA's and our business.

General Partner Interest

        Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and, thereafter, holders of our Class A shares would be entitled to share ratably in the distribution of any remaining proceeds.

 THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Our Cash Distribution Policy";

  •
  with regard to the rights of holders of Class A shares, please read "Description of Our Shares"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

        We were formed in July 2013 and have a perpetual existence.

Purpose

        Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

        Although our general partner has the ability to cause us, our affiliates and our subsidiaries to engage in activities other than the indirect ownership of partnership interests (including IDRs) in PAA, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interest of us or our shareholders. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business, including, but not limited to, the following:

  •
  the making of expenditures and the incurrence of debt and other obligations;

  •
  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

  •
  the negotiation, execution and performance of contracts;

  •
  the distribution of our cash;

  •
  the purchase, sale or other acquisition or disposition of our partnership securities or the issuance of partnership securities or options or other rights relating thereto;

  •
  any action in connection with our participation and management of PAA; and

  •
  any action to waive, reduce, limit or modify PAA's IDRs.

Capital Contributions

        Our shareholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among shareholders or of shareholders to us, or the rights or powers of, or restrictions on, the shareholders or us);

  •
  brought in a derivative manner on our behalf;

  •
  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner to us or the shareholders;

  •
  asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"); or

  •
  asserting a claim governed by the internal affairs doctrine,

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a Class A share, a shareholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a shareholder does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his shares plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the shareholders as a group:

  •
  to remove or replace our general partner,

  •
  to approve some amendments to our partnership agreement, or

  •
  to take other action under our partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Act, then our shareholders could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the shareholder is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a shareholder were to lose limited liability through any fault of our general partner. Although this does not mean that a shareholder could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Limitations on the liability of limited partners for the obligations of a limited partner (or in our case, a shareholder) have not been clearly established in many jurisdictions. Although we currently have no operations distinct from PAA, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the shareholders as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the shareholder could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the shareholders.

Limited Voting Rights

        Our general partner manages us and our operations. You will have only limited voting rights on matters affecting our business. You will not have the right to elect our general partner or, except as described below under "—Public Election of Directors Following Trigger Date," its directors on an annual or other continuing basis.

        The following is a summary of the shareholder vote required for the matters specified below. On all matters where our shareholders are entitled to vote, the Class A shares and Class B shares will vote together as a single class and will be entitled to one vote per share. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage. In voting their shares, our general partner will have no fiduciary duty or obligation whatsoever to us or the shareholders, including any duty to act in good faith or in the best interests of us or the shareholders.

Issuance of additional shares (or other partnership securities)	No approval right.
Amendment of our partnership agreement

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. Certain amendments may be made by our general partner without the approval of our shareholders. Other amendments generally require the approval of a majority of our outstanding shares. Please read "—Amendments to Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding shares in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution	A majority of our outstanding shares. Please read "—Termination or Dissolution."
Reconstitution upon dissolution	A majority of our outstanding shares. Please read "—Termination or Dissolution."
Withdrawal of our general partner	No approval right. Please read "—Withdrawal or Removal of the General Partner."
Removal of our general partner

Not less than 66 2/3% of our outstanding shares, including shares held by our general partner, the Legacy Owners and their respective affiliates. Please read "—Withdrawal or Removal of the General Partner."

Transfer of the general partner interest	No approval right. Please read "—Transfer of General Partner Interest."

Transfer of Ownership Interests in Our General Partner

        At any time, the owners of our general partner may sell or transfer all or part of their ownership interest in our general partner without the approval of our shareholders, subject to certain rights of first refusal and other transfer restrictions contained in AAP's partnership agreement.

        Our general partner's limited liability company agreement includes provisions linking the ownership of the membership interests in our general partner to the ownership of the outstanding AAP Class A units. Membership interests in our general partner are not allowed to be transferred without transferring the same number of AAP Class A units and vice versa.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of our shareholders.

        It is possible that we will fund acquisitions through the issuance of additional shares or other equity securities. Holders of any additional shares we issue will be entitled to share equally with the then-existing shareholders in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of shares in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that have special voting rights to which the Class A shares and Class B shares are not entitled.

Amendments to Our Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interests of us or our shareholders. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding shares.

  Prohibited Amendments

        No amendment may be made that would:

  (1)
  enlarge the obligations of any shareholder without its consent, unless approved by at least a majority of the type or class of shareholder interests so affected; or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding shares.

  No Shareholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any shareholder or assignee to reflect:

  (1)
  any change in our name, the location of our principal place of business, our registered agent or its registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  (3)
  a change that our general partner determines to be necessary or appropriate to qualify or continue the qualification of our partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state;

  (4)
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

  (6)
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  (7)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  (8)
  an amendment that our general partner determines to be necessary or appropriate for the formation by us, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

  (9)
  a change in our fiscal year or taxable year and related changes;

  (10)
  a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance, provided that the sole purpose of such merger is to effect a legal change into a different form of limited liability entity;

  (11)
  an amendment effected, necessitated or contemplated by an amendment to PAA's partnership agreement that requires PAA unitholders to provide a statement, certificate or other proof of evidence to PAA regarding whether such unitholder is subject to United States federal income tax on the income generated by PAA; or

  (12)
  any other amendments substantially similar to any of the matters described in (1) through (11) above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any shareholder or assignee if those amendments, in the discretion of our general partner:

  (1)
  do not adversely affect our shareholders (or any particular class of holders of partnership interests) in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3)
  are necessary or appropriate to facilitate the trading of our shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our shares are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of shares under the provisions of our partnership agreement;

  (5)
  are necessary or appropriate to implement certain governance procedures following the trigger date, including the staggering of our board of directors and the public election of directors; or

  (6)
  are required to effect the intent of the statements contained in this prospectus and in the provisions of our partnership agreement or as are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Shareholder Approval

        Any amendment described as requiring shareholder approval will require an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our shareholders. Our general partner will not be required to obtain such an opinion of counsel for any of the amendments described above under "—No Shareholder Approval." In the absence of such an opinion where required, the approval of 90% of the outstanding shares is required for an amendment to become effective.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding shares in relation to other classes of shares will require the approval of at least a majority of the type or class of shares so affected. Also, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of shareholders whose aggregate outstanding shares constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        A merger, consolidation or conversion of us requires the prior consent of our general partner. In addition, our partnership agreement provides that, to the maximum extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion of us and may decline to do so free of any fiduciary duty or obligation whatsoever to us, or any of our shareholders. Further, in declining to consent to a merger, consolidation or conversion, our general partner will not be required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement, under the Delaware Act or any other law, rule or regulation or at equity.

        If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Our shareholders are not entitled to dissenters' rights or appraisal rights (and, therefore, will not be entitled to demand payment of a fair price for their shares) under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner to dissolve us, if approved by a majority of our outstanding shares;

  (2)
  there being no holders of partnership interests, unless we are continued without dissolution in accordance with applicable Delaware law;

  (3)
  the entry of a decree of judicial dissolution of us; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor.

        Upon a dissolution under clause (4) above, the holders of a majority of our outstanding shares may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding shares, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied as follows:

  •
  first, towards the payment of all of our creditors and the settlement of or creation of a reserve for contingent liabilities; and

  •
  then, to all partners in accordance with the positive balance in the respective capital accounts.

        If the liquidator determines that a sale would be impractical or would cause a loss to our partners, it may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

        Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days' written notice to our shareholders, and that withdrawal will not constitute a violation of our partnership agreement.

        Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding shares may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding shares agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination or Dissolution" above.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding shares, including shares held by our general partner, the Legacy Owners and their respective affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding shares. The ownership of more than 33 1/3% of our outstanding shares by any person or group would give such persons the practical ability to prevent our general partner's removal. The Legacy Owners currently own substantially more than 33 1/3% of our outstanding shares.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Our general partner may transfer all or any of its general partner interest in us without obtaining approval of any shareholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability.

Change of Management Provision

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner, the Legacy Owners and their permitted transferees or their respective affiliates acquires beneficial ownership of 20% or more of any class of our shares, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to (i) any person or group that acquires the shares directly from us, our general partner, any of the Legacy Owners, any Qualifying Interest Holder (as defined in our partnership agreement) or their respective affiliates, (ii) any transferees that acquired the shares from a person or group described in clause (i), or (iii) any person or group that acquires 20% of any class of shares with the prior approval of the board of directors of our general partner.

Limited Call Right

        If at any time more than 80% of our outstanding Class A shares and Class B shares on a combined basis (including Class A shares issuable upon the exchange of Class B shares and including any other additional limited partner interests we may issue in the future) are owned by our general partner, the Legacy Owners (or their permitted transferees) or their respective affiliates, our general partner will have the right (which it may assign to us or any other designee), but not the obligation, to acquire all, but not less than all, of the remaining Class A shares held by public shareholders at a price equal to the greater of (x) the current market price of such shares as of the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner, the Legacy Owners or their respective affiliates for such shares during the 90 day period preceding the date such notice is first mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a shareholder of the exercise of this call right are the same as a sale by that shareholder of his shares in the market. Please read "Material U.S. Federal Income Tax Consequences."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of shares then outstanding, shareholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. The only matters for which approvals may be solicited will be those matters submitted by our general partner's board of directors. Our shareholders will not be able to submit matters for consideration at any meeting of our shareholders. Class A shares and Class B shares that are owned by non-citizen assignees will be voted by our general partner on behalf of non-citizen assignees and our general partner will distribute the votes on those shares in the same ratios as the votes of limited partners on other shares are cast.

        Our general partner does not anticipate that any meeting of shareholders will be called in the foreseeable future. Our shareholders will not be entitled to act by written consent. Meetings of the shareholders may be called by our general partner or by shareholders owning at least 20% of the outstanding shares. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage.

        Each record holder of a share has a vote according to his percentage interest in us, although additional partnership interests having special voting rights could be issued. Please read "—Issuance of Additional Securities" above. However, if at any time any person or group, other than our general partner, the Legacy Owners and their respective affiliates, or a direct or subsequently approved transferee of our general partner, the Legacy Owners and their respective affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes. For more information on persons and groups to which this loss of voting rights does not apply, please read "—Change of Management Provisions" above. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of shares under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Public Election of Directors Following Trigger Date

        Commencing no sooner than 180 days after and no later than the end of the calendar year (as determined by our general partner's board of directors) following the calendar year in which the date that overall direct and indirect economic interest of the Legacy Owners and their permitted transferees in AAP falls below 40% (calculated as described below), which we refer to as the "trigger date," our general partner's board of directors will be divided into three classes of directors such that each class will be comprised of one designated director and one independent director. The 40% threshold referred to above will be calculated on a fully diluted basis that takes into account any Class A shares owned by the Legacy Owners and their affiliates and permitted transferees, assumes the exchange of all AAP management units for AAP Class A units based on the applicable conversion factor and attributes the ownership of such AAP Class A units to the Legacy Owners. As provided in our general partner's limited liability company agreement, the CEO of our general partner is an automatic member (and Chairman) of our general partner's board of directors and therefore will not be included in a class. Each class of directors will serve a three year term.

        After the trigger date and once our general partner's board of directors has been divided into classes and staggered as described above, our amended and restated partnership agreement provides that, prior to the expiration of the term of each class of directors (at such time as is determined by our general partner), we will hold a meeting of our shareholders for the purpose of electing successors for any directors whose terms are about to expire, excluding, however, any designated directors whose designating party still has the right to designate a director. Voting at any such shareholder meetings will be non-cumulative. Notice of such meeting will be given not less than 10 days nor more than 60 days prior to the date of such meeting. The presence in person or by proxy of the holders of a majority of our outstanding Class A shares and Class B shares, together as a single class, will constitute a quorum.

        The individuals to stand for election as elected directors will be nominated by a majority of the directors of our general partner's board of directors, except that any director whose term is about to expire will not be eligible to vote on such nomination. In addition, any shareholder (other than any designating party holding a designation right) that owns of record at least 10% of the combined Class A and Class B shares following the trigger date, will have the right to nominate a single director for inclusion on the ballot at the applicable shareholder meeting. In order for a shareholder to make such nomination, it must provide notice of the nomination to our general partner not earlier than 120 days or later than 90 days prior to the anniversary of the preceding year's annual meeting (or, in the case of our first annual meeting, such date as shall be set by our general partner) and comply with certain other requirements set forth in our amended and restated partnership agreement.

        In addition to the provisions described above and in our amended and restated partnership agreement, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in our amended and restated partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to our amended and restated partnership agreement, and compliance with our amended and restated partnership agreement is the exclusive means for a shareholder to make nominations.

        The elected directors will be elected by a plurality of the votes cast, and the designating parties will be entitled to vote in any election of elected directors.

        No more than one director subject to designation by the designating parties would be included in any class of directors. As such, for so long as a designating party holds a designation right, such designating party will designate a director at our annual meeting to replace such party's designated director whose term expires at such annual meeting, to hold office until such successor director is elected at the third succeeding annual meeting or until such director's earlier death, resignation or removal.

        An elected director may be removed only for cause by vote of a majority of other elected directors. A designated director may be removed at any time by the designating party responsible for such director's designation or for cause by a majority of the remaining directors. In addition, as the designating parties reduce their ownership of limited partner interests in AAP (including for this purpose any indirect ownership interest in AAP through ownership of Class A shares) below the minimum ownership requirement, the director position held by such designated director will become an elected director position upon the expiration of such designated director's term. If each designating party's ownership of limited partner interests (calculated as described above) in AAP falls below the minimum ownership requirement, then all of our directors (other than the CEO as a management director) will become subject to election by our shareholders.

        Any vacancies in elected directors (whether due to death, resignation or removal of an elected director or an increase in the total number of elected directors) may be filled, until the next annual meeting at which the term of such class expires, by a majority of the remaining directors then in office. Any vacancies in designated directors may be filled by the applicable designating party in its sole discretion.

Status as Limited Partner

        By transfer of shares in accordance with our partnership agreement, each transferee of shares shall be admitted as a limited partner with respect to the shares transferred when such transfer and admission is reflected in our books and records. Except as described under "—Limited Liability" above, the shares will be fully paid, and shareholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any shareholder, we may redeem the shares held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, our general partner may require each shareholder or assignee to furnish information about his nationality, citizenship or related status. If a shareholder or assignee fails to furnish information about his nationality, citizenship or other related status within

30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the shareholder or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his shares and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  the Legacy Owners;

  •
  any Qualifying Interest Holders (as defined in our partnership agreement);

  •
  any person who is or was an affiliate of our general partner, any departing general partner, the Legacy Owners or any Qualifying Interest Holder;

  •
  any person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of our general partner or any departing general partner or any affiliate of our general partner, any departing general partner or the Legacy Owners;

  •
  any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of our general partner, any departing general partner, the Legacy Owners or a Qualifying Interest Holder as an officer, director, member, partner, fiduciary or trustee of another person; or

  •
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        In connection with our IPO, we entered into an administrative agreement with our general partner, AAP, PAA, PAA GP and GP LLC, which requires AAP to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our or its business. These expenses include any amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us. In any event, these expenses will include any costs to the general partner of maintaining its existence and good standing in whatever jurisdiction it deems advisable. There is no limit on the amount of fees and expenses AAP may be required to pay to affiliates of our general partner on our behalf pursuant to the administrative agreement.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting and tax reporting purposes, our year ends on December 31 each year.

        We will furnish or make available to record holders of shares, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each record holder; and

  •
  copies of our partnership agreement, our certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

        Under our partnership agreement, however, our limited partners and other persons who acquire interests in us do not have rights to receive information from us or any of the persons we indemnify as described under "—Indemnification" for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

        Our general partner may, and intends to, keep confidential from our shareholders trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

DESCRIPTION OF OUR SHARES

Our Share Structure

        Our partnership agreement provides for two classes of shares, Class A shares and Class B shares, both representing limited partner interests in us. The holders of our Class A and Class B shares are entitled to exercise the rights or privileges available to limited partners under our partnership agreement, but only holders of our Class A shares are entitled to participate in our distributions. For a description of the rights and preferences of holders of our Class A shares in and to our distributions, please read "Our Cash Distribution Policy." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

        Our Class A shares are listed on the NYSE under the symbol "PAGP"; we do not intend to list the Class B shares on any stock exchange. All of our Class B shares are owned by the Legacy Owners, including holders of the AAP management units who have exchanged such AAP management units for AAP Class A units and a like number of Class B shares, or their permitted transferees.

Exchange Right

        The Legacy Owners and any permitted transferees of their AAP Class A units each have the right to exchange (the "Exchange Right") all or a portion of their AAP Class A units into Class A shares at an exchange ratio of one Class A share for each AAP Class A unit exchanged. The above exchange right may be exercised only if, simultaneously therewith, an equal number of our Class B shares and general partner units are transferred by the exercising party to us.

        For purposes of any transfer or exchange of AAP Class A units owned by the Legacy Owners, the AAP partnership agreement, our general partner's limited liability company agreement and our partnership agreement contain provisions linking each such AAP Class A unit with one of our Class B shares and a general partner unit. Our Class B shares and general partner units cannot be transferred without transferring an equal number of AAP Class A units and vice versa.

        As long as the Class A shares are publicly traded, a holder of vested AAP management units will be entitled to convert his or her AAP management units into AAP Class A units and a like number of Class B shares based on a conversion ratio calculated in accordance with the AAP limited partnership agreement (which conversion ratio will not be more than one-to-one and was approximately 0.940 AAP Class A units and Class B shares for each AAP management unit as of the date of the distribution that was paid with respect to the fourth quarter of 2015). Following any such conversion, the holder will have the Exchange Right for our Class A shares. Holders of AAP management units who convert such units into AAP Class A units and Class B shares will not receive general partner units and thus will not need to include any general partner units in a transfer or the exercise of their Exchange Right.

        The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications.

Transfer of Class A Shares and Class B Shares

        By transfer of our Class A shares and Class B shares in accordance with our partnership agreement, each transferee of our Class A shares and Class B shares will be admitted as a shareholder with respect to the class of shares transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our Class A shares and Class B shares:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

  •
  gives the consents and approvals contained in our partnership agreement.

        A transferee will become a substituted limited partner for the transferred shares automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a Class A share or Class B share as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Class A shares and Class B shares are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred shares.

        Until a Class A share or Class B share has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

        For purposes of any transfer or exchange of AAP Class A units and our Class B shares, the AAP partnership agreement, our general partner's limited liability company agreement and our partnership agreement contain provisions linking each AAP Class A unit with one of our Class B shares and a general partner unit. Please read "—Exchange Right" above.

Transfer Agent and Registrar

  Duties

        American Stock Transfer and Trust Company serves as registrar and transfer agent for our Class A shares. We will pay all fees charged by the transfer agent for transfers of our shares except the following fees that will be paid by shareholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a share; and

  •
  other similar fees or charges.

        There will be no charge to holders of Class A shares for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our Class A shares by a taxpayer that holds our Class A shares as a "capital asset" (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. This summary does not address all aspects of U.S. federal income taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal estate or gift tax laws. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

  •
  banks, insurance companies or other financial institutions;

  •
  tax-exempt or governmental organizations;

  •
  dealers in securities or foreign currencies;

  •
  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

  •
  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  persons subject to the alternative minimum tax;

  •
  partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

  •
  persons that hold or are deemed to sell our Class A shares under the constructive sale provisions of the Code;

  •
  persons that acquired our Class A shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  certain former citizens or long-term residents of the United States;

  •
  real estate investment trusts or regulated investment companies;

  •
  persons that hold our Class A shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

  •
  persons that hold in excess of 5% of our Class A shares.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) investing in our Class A shares to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A shares by such partnership.

        YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES ARISING UNDER THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Corporate Status

        Although we are a Delaware limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, we are subject to tax as a corporation and distributions on our Class A shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1 will be issued with respect to our Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on our Class A shares.

Consequences to U.S. Holders

        The discussion in this section is addressed to holders of our Class A shares who are U.S. holders for U.S. federal income tax purposes. A U.S. holder for purposes of this discussion is a beneficial owner of our Class A shares and who is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) whose administration is subject to the primary supervision of and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a United States person.

  Distributions

        Distributions with respect to our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our Class A shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in such Class A shares, which reduces such basis dollar-for-dollar, and thereafter as capital gain from the sale or exchange of such Class A shares. See "—Gain on Disposition of Class A Shares." Non-corporate holders that receive distributions on our Class A shares that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met.

        Both AAP and PAA have made elections permitted by Section 754 of the Code. As a result, our acquisition of AAP Class A units in connection with our IPO and in connection with exchanges since the IPO by the Legacy Owners and their permitted transferees of their AAP Class A units and Class B shares for Class A shares have resulted in basis adjustments with respect to our interest in the assets of AAP (and indirectly in PAA). Such adjustments have resulted in depreciation and amortization deductions that we anticipate will offset a substantial portion of our taxable income for an extended period of time. In addition, future exchanges of AAP Class A units and Class B shares for our Class A shares will result in additional basis adjustments with respect to our interest in the assets of AAP (and indirectly in PAA). We expect to benefit from additional tax deductions resulting from those adjustments, the amount of which will vary depending on the value of our Class A shares at the time of the exchange.

        We do not expect to have any earnings and profits for an extended period of time, which we estimate will include, at a minimum, each of the periods ending December 31, 2016 and 2017, and we may not have sufficient earnings and profits during future tax years for any distributions on our Class A shares to qualify as dividends for U.S. federal income tax purposes. If a distribution on our Class A shares fails to qualify as a dividend for U.S. federal income tax purposes, U.S. corporate holders will be unable to utilize the corporate dividends-received deduction with respect to such distribution.

        You are encouraged to consult your tax advisor as to the tax consequences of receiving distributions on our Class A shares that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

  Gain on Disposition of Class A Shares

        A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of our Class A shares equal to the difference, if any, between the amount realized upon the disposition of such Class A shares and the U.S. holder's adjusted tax basis in those shares. A U.S. holder's tax basis in the shares generally will be equal to the amount paid for such shares reduced (but not below zero) by distributions received on such shares that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period for the shares sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced maximum U.S. federal income tax rate of 20%. The deductibility of net capital losses is subject to limitations.

  Backup Withholding and Information Reporting

        Information returns generally will be filed with the IRS with respect to distributions on our Class A shares and the proceeds from a disposition of our Class A shares. U.S. holders may be subject to backup withholding on distributions with respect to our Class A shares and on the proceeds of a disposition of our Class A shares unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder's U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

  3.8% Tax On Unearned Income

        Certain U.S. holders that are individuals, trusts or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received and gain recognized with respect to our Class A shares. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) "net investment income," or (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals a U.S. holder's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. U.S. holders are urged to consult their own tax advisors regarding the application of this additional Medicare tax to their particular circumstances.

Consequences to Non-U.S. Holders

        The discussion in this section is addressed to holders of our Class A shares who are non-U.S. holders for U.S. federal income tax purposes. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our Class A shares that is an individual, corporation, estate or trust that is not a U.S. holder as defined above.

  Distributions

        Distributions with respect to our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a non-U.S. holder on our Class A shares generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder's adjusted tax basis in its Class A shares (but not below zero). The amount of any such distribution in excess of the non-U.S. holder's adjusted tax basis in its Class A shares will be treated as gain from the sale of such shares and will have the tax consequences described below under "Gain on Disposition of Class A Shares." The rules applicable to distributions by a United States real property holding corporation (a "USRPHC") to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 15% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

        Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our Class A shares, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

        Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form) certifying eligibility for exemption. If a non-U.S. holder is a non-U.S. corporation, it may also be subject to a "branch profits tax" (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

  Gain on Disposition of Class A Shares

        Subject to the discussion below under "—Additional Withholding Requirements under FATCA," a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A shares unless:

  •
  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

  •
  the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

  •
  our Class A shares constitute a United States real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes.

        A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

        A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

        Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A shares continue to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder's holding period for the Class A shares, more than 5% of our Class A shares will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our Class A shares were not regularly traded during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such non-U.S. holder (regardless of the percentage of our Class A shares owned) would be subject to U.S. federal income tax on a taxable disposition of our Class A shares (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A shares.

  Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient's country of residence.

        Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS

Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A shares effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A shares effected outside the United States by such a broker if it has certain relationships within the United States.

        Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

        Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder ("FATCA"), impose a 30% withholding tax on any dividends paid on our Class A shares and on the gross proceeds from a disposition of our Class A shares (if such disposition occurs after December 31, 2018), in each case if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying each direct and indirect substantial United States owner of the entity; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

        INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

INVESTMENT IN PLAINS GP HOLDINGS, L.P. BY EMPLOYEE BENEFIT PLANS

        An investment in our Class A shares by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"). For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts ("IRAs") established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any applicable Similar Law;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any applicable Similar Law; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our Class A shares is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our Class A shares should consider whether the entity's purchase or ownership of such Class A shares would or could result in the occurrence of such a prohibited transaction.

        In addition to considering whether the purchase of Class A shares is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our Class A shares, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standards and its prohibited transaction rules, as well as the prohibited transaction rules of the Code or any other applicable Similar Law.

        ERISA and the Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these rules, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  •
  the entity is an "operating company"; i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by (1) employee benefit plans subject to the fiduciary responsibility provisions of ERISA, (2) plans to which the prohibited transaction rules of Section 4975 of the Code apply, and (3) entities whose underlying assets include plan assets by reason of a plan's investment in such entity.

        Plan fiduciaries contemplating a purchase of Class A shares should consult with their own counsel regarding the consequences under ERISA, the Code and other Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

 SELLING SHAREHOLDERS

        This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 17,954,751 Class A shares by the selling shareholders. These Class A shares have been or will be issued to the selling shareholders upon exercise by the selling shareholders of the Exchange Right for an equivalent number of Class B shares and AAP Class A units. Such Class B shares and AAP Class A units were acquired by the selling shareholders upon the conversion by the selling shareholders of AAP management units, which AAP management units were granted to the selling shareholders by AAP at various times between August 2007 and October 2010. Any issuance of the Class A shares to the selling shareholders in connection with exercise of the Exchange Right will be, and the initial issuance of the Class B shares (and related AAP Class A units) was, exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). We are registering the offering by the selling shareholders of the Class A shares described below pursuant to the provisions of the Registration Rights Agreement.

        No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time such selling shareholder offers or sells Class A shares. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

        The following table sets forth information relating to the selling shareholders as of March 8, 2016 based on information supplied to us by the selling shareholders on or prior to that date. We have not sought to verify such information. Information concerning the selling shareholders may change over time and selling shareholders may be added; if necessary, we will supplement this prospectus accordingly. None of the selling shareholders is a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. The selling shareholders may hold or acquire at any time Class A shares in addition to those offered by this prospectus and may have acquired additional Class A shares since the date on which the information reflected herein was provided to us. In addition, the selling shareholders may have sold, transferred or otherwise disposed of some or all of their Class A shares since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their Class A shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

        As of March 8, 2016, there were an aggregate of 265,641,573 Class A shares and 358,384,551 Class B shares outstanding. The beneficial ownership information presented below assumes that all 358,384,551 Class B shares (and related AAP Class A units) have been exchanged pursuant to the

Exchange Right for an equivalent number of Class A shares and such Class A shares are held by the selling shareholders.

Selling Shareholders	Class A Shares Beneficially Owned Prior to the Offering	Percentage of Class A Shares Beneficially Owned Prior to the Offering	Class A Shares Offered Hereby	Class A Shares to be Beneficially Owned After Offering	Percentage of Class A Shares to be Beneficially Owned After Offering
Executive Officers:
John vonBerg(1)	3,423,264	*	3,423,264	—	—
Mark J. Gorman(2)	2,689,707	*	2,689,707	—	—
Al Swanson(3)	2,445,189	*	2,445,189	—	—
W. David Duckett(4)	2,345,327	*	2,345,327	—	—
Phil Kramer(5)	1,711,632	*	1,711,632	—	—
Harry N. Pefanis(6)	489,065	*	469,065	20,000	*
Other Current Officers as a Group(7)	1,049,412	*	1,049,412	—	—
Former Officers and Employees as a Group(8)	3,833,655	*	3,821,155	12,500	*

*
Less than one percent.

(1)
The selling shareholder has served as Executive Vice President—Commercial Activities of our general partner since February 2014 and served as Senior Vice President—Commercial Activities of our general partner from July 2013 until February 2014. He has also served as Executive Vice President—Commercial Operations of PAA's general partner since February 2014. Previously he served as Senior Vice President—Commercial Activities of PAA's general partner from August 2008 until February 2014.

(2)
The selling shareholder has served as Executive Vice President—Operations and Engineering of our general partner and of PAA's general partner since December 2015. He served as Executive Vice President—Operations and Business Development of our general partner from July 2013 until December 2015 and as Executive Vice President—Operations and Business Development of PAA's general partner from February 2013 until December 2015.

(3)
The selling shareholder has served as Executive Vice President and Chief Financial Officer of our general partner since July 2013 and as Executive Vice President and Chief Financial Officer of PAA's general partner since February 2011.

(4)
The selling shareholder has served as Chief Executive Officer of Plains Midstream Canada since January 1, 2016. He served as President of Plains Midstream Canada from June 2003 through December 2015.

(5)
The selling shareholder has served as Executive Vice President of our general partner since July 2013 and as Executive Vice President of PAA's general partner since November 2008.

(6)
The selling shareholder has served as President and Chief Operating Officer of our general partner since July 2013 and as President and Chief Operating Officer of PAA's general partner since PAA's formation in 1998. The selling shareholder received 469,065 Class A shares in connection with the conversion and exchange of AAP management units; 20,000 Class A shares were previously owned.

(7)
Includes three persons not otherwise listed above, none of which currently owns more than 0.1% of the Class A shares. Collectively, these shareholders own approximately 0.2% of the Class A shares. All of the selling shareholders in this group currently serve as officers of PAA's general partner.

(8)
Includes five persons not otherwise listed above, none of which currently owns more than 0.4% of the Class A shares. Collectively, these shareholders own approximately 0.6% of the Class A shares. All of the selling shareholders in this group are former officers and employees of PAA's general partner or of Plains Midstream Canada ULC, our wholly owned subsidiary. The selling shareholders in this group received an aggregate of 3,821,155 Class A shares in connection with the conversion and exchange of AAP management units; 12,500 Class A shares were previously owned.

 PLAN OF DISTRIBUTION

        We are registering the Class A shares offered by this prospectus on behalf of the selling shareholders. As used in this prospectus, "selling shareholders" includes partners, pledgees, donees (including charitable organizations), transferees or other successors-in-interest selling Class A shares received from any selling shareholder identified in this prospectus after the date of this prospectus.

        Subject to certain restrictions on transfer that may be applicable to the selling shareholders, the selling shareholders intend to offer and sell the Class A shares offered by this prospectus by one or more of, or a combination of, the following methods:

  •
  through one or more underwriters for public offering and sale;

  •
  through one or more broker-dealers who may act as agent or may purchase Class A shares as principal and thereafter resell the Class A shares from time to time:

  •
  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

  •
  on the NYSE;

  •
  in the over-the-counter market; or

  •
  in private transactions; or

  •
  to investors directly.

The offering price per Class A share will be determined from time to time by the selling shareholders in connection with, and at the time of, the sale by such selling shareholders. The selling shareholders may price the Class A shares at:

  •
  market prices prevailing at the time of any sale under this registration statement;

  •
  prices related to the then-current market prices;

  •
  a fixed price; or

  •
  negotiated prices.

        In addition, the selling shareholders may from time to time sell Class A shares in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. The selling shareholders may be required by the securities laws of certain states to offer and sell the Class A shares only through registered or licensed brokers or dealers.

        The selling shareholders may act independently of us in making decisions with respect to the timing, manner and size of each of their sales.

        The selling shareholders may authorize underwriters acting as their agent to offer and sell Class A shares upon the terms and conditions as are set forth in an applicable prospectus supplement. In connection with the sale of these Class A shares, underwriters may be deemed to have received compensation from the selling shareholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Class A shares for whom they may act as agent or to whom they sell as principals, or both. Underwriters may sell Class A shares to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent or to whom they sell as principals, or both. A member firm of the NYSE may be engaged to act as the agent of the selling shareholders in the sale of Class A shares.

        As of the date of this prospectus, the selling shareholders have not engaged any underwriter, broker, dealer or agent in connection with the offer and sale of Class A shares pursuant to this prospectus by the selling shareholders. To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in an applicable prospectus supplement. In that event, any underwriting compensation paid by the selling shareholders to underwriters or agents in connection with the offering of these Class A shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

        Broker-dealers may also receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the Class A shares for whom they may act as agents. If any broker-dealer purchases the Class A shares as principal, it may effect resales of the Class A shares from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of Class A shares for whom they may act as agents.

        We will pay the costs and expenses related to the registration and offering of the Class A shares offered hereby. We will not pay any underwriting fees, discounts and selling commissions (and similar fees or arrangements associated therewith) allocable to each selling shareholder's sale of its respective Class A shares; these expenses will be paid by the selling shareholders.

        We have agreed to indemnify the selling shareholders against certain liabilities to which they may become subject in connection with the sale of the Class A shares owned by the selling shareholders and registered under this prospectus, including liabilities arising under the Securities Act. We may indemnify underwriters, brokers, dealers and agents against specific liabilities to which they may become subject in connection with the sale of the Class A shares owned by the selling shareholders and registered under this prospectus, including liabilities under the Securities Act.

        Any underwriters, brokers, dealers and agents who participate in any sale of the Class A shares may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        Because FINRA views our Class A shares as interests in a direct participation program, any offering of Class A shares under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

        In connection with offerings under this shelf registration statement and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the Class A shares at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may overallot in connection with offerings, creating a short position in the Class A shares for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the Class A shares, the underwriters, brokers or dealers may place bids for the Class A shares or effect purchases of the Class A shares in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the Class A shares in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed Class A shares in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the Class A shares, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the Class A shares in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

 LEGAL MATTERS

        The validity of the Class A shares will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. If certain legal matters in connection with an offering of the Class A shares made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the Class A shares registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates. We will cause AAP to pay all expenses (other than underwriting discounts and commissions) incurred by the selling shareholders.

SEC registration fee	$13,868
Legal fees and expenses	50,000
Accounting fees and expenses	20,000
Printing expenses	20,000

Total	$103,868

Item 15.    Indemnification of Directors and Officers.

        Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. Under Plains GP Holdings, L.P.'s partnership agreement and subject to specified limitations expressly in its partnership agreement, Plains GP Holdings, L.P. shall indemnify to the fullest extent permitted by Delaware law:

  •
  its general partner;

  •
  any departing general partner;

  •
  the Legacy Owners;

  •
  any Qualifying Interest Holders (as defined in the partnership agreement);

  •
  any person who is or was an affiliate of its general partner, any departing general partner, the Legacy Owners or any Qualifying Interest Holder;

  •
  any person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of its general partner or any departing general partner or any affiliate of its general partner, any departing general partner or the Legacy Owners;

  •
  any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of our general partner, any departing general partner, the Legacy Owners or a Qualifying Interest Holder as an officer, director, member, partner, fiduciary or trustee of another person; or

  •
  any person designated by its general partner

from and against all losses, claims, damages or similar events arising by reason of such person's above mentioned position with respect to Plains GP Holdings, L.P. Provided, that such person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court determining that such person acted in bad faith or engaged in fraud, willful misconduct or acted with the knowledge that his or her conduct was unlawful. Any indemnification under Plains GP Holdings, L.P.'s partnership agreement will only be out of its assets. Plains GP Holdings, L.P. is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons from Plains GP Holdings, L.P.'s activities, regardless of whether Plains GP Holdings, L.P. would have the power to indemnify the person against liabilities under Plains GP Holdings, L.P.'s partnership agreement.

Item 16.    Exhibits.

        See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

Item 17.    Undertakings.

        (1)   The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (i), (ii) and (iii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d)   That, for the purpose of determining liability under the Securities Act to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (2)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 10, 2016.

PLAINS GP HOLDINGS, L.P.
By:	PAA GP HOLDINGS LLC, its general partner
By:	/s/ GREG L. ARMSTRONG Greg L. Armstrong Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        All those persons whose signatures appear below do hereby constitute and appoint Al Swanson and Richard McGee, and each of them, our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statements, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ GREG L. ARMSTRONG Greg L. Armstrong	Chairman of the Board and Chief Executive Officer of PAA GP Holdings LLC (Principal Executive Officer)	March 10, 2016
/s/ HARRY N. PEFANIS Harry N. Pefanis	President and Chief Operating Officer of PAA GP Holdings LLC	March 10, 2016
/s/ AL SWANSON Al Swanson	Executive Vice President and Chief Financial Officer of PAA GP Holdings LLC (Principal Financial Officer)	March 10, 2016

Signature	Title	Date

/s/ CHRIS HERBOLD Chris Herbold	Vice President—Accounting and Chief Accounting Officer of PAA GP Holdings LLC (Principal Accounting Officer)	March 10, 2016
/s/ VICTOR BURK Victor Burk	Director of PAA GP Holdings LLC	March 10, 2016
/s/ BERNARD FIGLOCK Bernard Figlock	Director of PAA GP Holdings LLC	March 10, 2016
/s/ EVERARDO GOYANES Everardo Goyanes	Director of PAA GP Holdings LLC	March 10, 2016
/s/ JOHN T. RAYMOND John T. Raymond	Director of PAA GP Holdings LLC	March 10, 2016
/s/ BOBBY S. SHACKOULS Bobby S. Shackouls	Director of PAA GP Holdings LLC	March 10, 2016
/s/ ROBERT V. SINNOTT Robert V. Sinnott	Director of PAA GP Holdings LLC	March 10, 2016

INDEX TO EXHIBITS

Exhibit Number			Description
1.1	**	—	Form of Underwriting Agreement.

3.1		—	Amended and Restated Limited Partnership Agreement of Plains GP Holdings, L.P. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed October 25, 2013).

3.2		—	Amended and Restated Limited Liability Company Agreement of PAA GP Holdings LLC (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed October 25, 2013).

3.3		—	Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of PAA GP Holdings LLC, dated as of December 31, 2013 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed December 31, 2013).

4.1		—	Specimen certificate representing Class A shares (incorporated by reference to Exhibit 4.20 to the Registration Statement on Form S-1/A filed September 26, 2013).

4.2		—	Shareholder and Registration Rights Agreement dated October 21, 2013, by and among Plains GP Holdings, L.P. and the other parties signatory thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed October 25, 2013).

5.1	*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

8.1	*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters.

23.1	*	—	Consent of PricewaterhouseCoopers LLP.

23.2	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).

24.1	*	—	Power of Attorney (included on signature pages of this registration statement).

*
Filed herewith.

**
To be filed as an Exhibit to a Current Report on Form 8-K or a post-effective amendment to this registration statement.